Exhibit 6.25

CORPORATE ADVISORY SERVICES AGREEMENT

THIS CORPORATE ADVISORY SERVICES AGREEMENT (this “Agreement”) is made and entered into with an effective date as of November 2, 2022 (the “Effective Date”), by and among Pinnacle Consulting Services, Inc., a Nevada corporation (the “Advisor”) and Kronos Advanced Technologies, Inc., a Nevada corporation, with a registered address of 2501 Garfield Ave, Department C, Parkersburg, WV, and publicly quoted for public trading on the OTC Markets quotation system with the stock symbol “KNOS” (the “Client”).

For purposes of this Agreement, the Advisor and the Client may be referred to individually as a “Party” and together as the “Parties.”

RECITALS

A. Client is focused on developing, manufacturing, and marketing its air purification and disinfection technology and has rapidly expanding market opportunities.

B. Client seeks professional management advisory services to assist in its financial, accounting and business management.

C. Advisor is a private consulting and corporate advisory services group with specific skills relative to advising the Client with financial audits from third party PCAOB registered firms, capital acquisition, accounting, regulatory compliance finance, public equity, and debt offerings, and related areas (the “Advisory Services”), and,

D. Advisor has specific knowledge, skills, and training to assist the Client in meeting its financial management, capital formation, business operations, regulatory reporting, and other requirements, and,

E. Advisor is not an auditor and is not part of an audit firm. If any audits are to be performed, Advisor shall service the Client in strictly a supporting role. Advisory is not a registered broker dealer, and,

F. Client wishes to retain the Advisor to provide Client with the Advisory Services upon the terms and conditions outlined in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby covenant and agree as outlined herein.

ARTICLE I

SCOPE OF SERVICES

Section 1.1. Scope of Services. The Parties agree the Advisory Services be provided hereunder will involve the following services relating to the preparation and execution of strategies and tactics pertaining to:

a) Advisor will assist Client relative to corporate accounting and OTC filings to prepare the Client adequately for revenue and business growth and to continue to meet its obligations pertaining to the reporting of financial and other corporate information to market quotation venues and regulatory bodies.

b) Advisor will assist Client relative to obtaining proper resources that will allow Client to remain current in its financial and other reporting obligations to OTC Market Group or regulatory agencies, as needed.

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c) Advisor will provide a supporting role relative to the preparation of corporate records in preparation for a compliant audit, which includes general accounting and audit-related advisory.

d) Advisor will consult on general accounting and general financial issues in addition to related advisory period ending financial closes for quarterly and annual filings with the U.S. Securities & Exchange Commission and OTC Markets, where requested by the Client and agreed to by the Advisor.

e) Advisor will assist in identifying and filing other regulatory-related documents or forms with other regulatory agencies, such as FINRA and/or OTC Markets Group, that may be required.

f) Advisor shall provide other advisory services relative to other types of financial management issues and accounting, in addtion to M&A, capital formation, and transaction-related activities that may be agreed to between the Parties during the Term of this Agreement.

g) Advisor will provide ongoing support of the above items during the Term of this Agreement.

h) Advisor shall provide other related advisor work as agreed to by Advisor and Client.

ARTICLE II

COMPENSATION AND EXPENSES

Section 2.1. Advisory Fee. In consideration of the Advisory Services provided under this Agreement, Client acknowledges and agrees the Advisor (or its designees) shall be compensated for the Advisory Services via common shares in the Client, as outlined below (the “Advisory Compensation”):

Section 2.2 Common Shares in the Client. On the Effective Date of this Agreement, Advisor shall be granted and issue Eight Million five hundred thousand (8,500,000) common shares of the Client (the “Advisory Shares”). The Advisory Shares are considered fully earned, fully paid for, fully vested, and fully owned, by Advisor as of the Effective Date. While the Advisory Shares will be issued on a restricted basis, Advisor shall be granted full registration rights, including piggyback registration rights, relative to these Advisory Shares, as outlined in Section 2.3.

Section 2.3. Advisory Shares Registration Rights. The Client grants the following registration rights to Advisory relative to the Advisory Shares. If the Company at any time proposes to file any type of registration statement to register any of its securities under the 1933 Act for sale to the public, or any other Act of the Securities & Commission (the “Future Registration Statement”), Client shall include any or all Advisory Shares, as dictated by Advisor, in such Future Registration Statement. Unless instructed in writing to the contrary, the Advisor hereby automatically exercise the registration rights granted in this Section 2.3. The Advisor is hereby given the same rights and benefits as any other party identified in such Future Registration Statement. In the event that any registration pursuant to this Section 2.3 shall be, in whole or in part, an underwritten public offering of common stock of the Company, the number of shares of Advisor’s registrable securities to be included in such an underwriting may be reduced by the managing underwriter if and to the extent that the Company and the underwriter shall reasonably be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein; provided.

Section 2.4. Concerning the Advisory Compensation. The Advisory Compensation is earned and fully vested as of the Effective Date.

ARTICLE III

TERM AND TERMINATION

Section 3.1. Term. This Agreement shall become effective as of the Effective Date and shall be for six (6) months.

Section 3.2. Termination. Either Party may terminate this Agreement upon five (5) business days prior to written notice to the other Party. If the Client terminates this Agreement without cause, all provisions of Article II shall remain in full force without dispute. For this Agreement, termination for cause shall mean termination as a result of (i) misrepresentation; (ii) material breach, inaccuracy in, or failure to perform any of the other party's representations, warranties, covenants, or obligations of the Agreement; or (iii) a bankruptcy filing, state of insolvency.

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ARTICLE IV

CONFIDENTIALITY

Section 4.1. Confidential Information. Each Party (the “Receiving Party”) acknowledges that, in connection with the services to be provided pursuant to this Agreement, certain confidential, non-public and/or proprietary information concerning the other party (the “Disclosing Party”) (“Confidential Information”) has been or may be disclosed by the Disclosing Party to the Receiving Party or one or more of the Receiving Party’s employees, Operations Executives, agents, affiliates, attorneys, subcontractors or Advisor (collectively, “Representatives”). The Receiving Party agrees that, without the Disclosing Party’s prior written consent, no Confidential Information will be disclosed, in whole or in part, to any other person or entity (other than to those Representatives who need access to certain Confidential Information solely for purposes of performing the services to be provided hereunder). The Receiving Party shall inform each of its Representatives to whom it discloses Confidential Information of the terms of this paragraph, shall cause such Representatives to be bound by the terms of this paragraph and shall be liable for any such Representative’s breach of any of such terms. Confidential Information does not include any information: (a) that was available to the Receiving Party or any of its Representatives on a non-confidential basis prior to the time of disclosure to the Receiving Party or such Representatives; (b) obtained by the Receiving Party or any of its Representatives from a third party that, insofar as is known to the Receiving Party or such Representatives, is not subject to any prohibition against disclosure or otherwise bound by any duty or obligation of confidentiality with respect to such information; (c) that was or is independently developed by the Receiving Party or any of its Representatives without violating any confidentiality obligations under this paragraph or any other duty or obligation of confidentiality with respect to such information and without reference to any Confidential Information; or (d) which was or becomes generally available to the public through no fault of the Receiving Party or any of its Representatives. If the Receiving Party is required by applicable law or legal process to disclose any Confidential Information, the Receiving Party shall provide the Disclosing Party with prompt written notice of any such requirement so as to afford the Disclosing Party a reasonable opportunity to appear, object and obtain a protective order or other appropriate relief regarding such disclosure and shall cooperate with the Disclosing Party in the event that the Disclosing Party seeks a protective order or other appropriate remedy. If in the absence of a protective order or other remedy or the receipt of a waiver by the Receiving Party from the Disclosing Party, the Receiving Party is nonetheless, in the opinion of the Receiving Party’s counsel, legally required to disclose such Confidential Information to any tribunal or regulator or in any legal process in order to avoid censure, penalty, fine, contempt or other adverse consequence, the Receiving Party may, without liability under this Section 4.1, disclose only that portion of such Confidential Information which the Receiving Party is advised is so required to be disclosed. Notwithstanding the foregoing provisions of this paragraph, (i) the Receiving Party shall be permitted to disclose such information to as it reasonably deems appropriate in the pursuit of the Transaction contemplated by this Agreement, and (ii) to the extent required by law.

ARTICLE V

RELATIONSHIP OF THE PARTIES

Section 5.1. Independent Contractor; Benefits; Insurance. Advisor is providing the Advisory Services hereunder as independent contractors. Nothing in this Agreement shall be deemed to constitute the Parties hereto as joint venturers, alter egos, partners, or participants in an unincorporated business or other separate entity, nor in any manner create any employer-employee or principal-agent relationship between the Client and/or any of its affiliates on the one hand, and the Advisor or any of Advisor’ members, officers or employees on the other hand.

Section 5.2. No Exclusivity. The Advisory Services to be provided by the Advisor and the Operations Executives hereunder are not, and shall not be deemed to be, exclusive to Client or its affiliates, and Advisor and the Operations Executives are and shall remain free to render similar services to persons other than Client and its affiliates and to engage in all such activities as Advisor and the Operations Executives deem appropriate.

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES; DISCLAIMER

Section 6.1. Representations and Warranties.

(a) Each Party hereby represents and warrants that, as of the Effective Date and at all times thereafter (i) each Party has the legal authority to execute and perform this Agreement, (ii) this Agreement constitutes a valid and binding obligation enforceable against such Party according to its terms, and (iii) the execution and delivery of this Agreement does not, and the performance by each Party of its respective obligations hereunder shall not, with or without the giving of notice or the passage of time, or both (x) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to such Party, (y) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement (including, without limitation, any confidentiality, non-solicitation, non-competition or similar agreement) to which the representing Party is a party or by which it may otherwise be bound, or (z) violate or conflict with any of the representing Party’s governance documents.

(b) Client hereby represents and warrants to the Advisor that, as of the Effective Date and at all times thereafter, (i) the execution and delivery of this Agreement, and the performance of Client’s obligations hereunder shall have been approved in all respects by a duly authorized representative of Client, including, if applicable, any person who has been charged with reviewing and approving transactions between or among Client and its affiliates and (ii) from and after the date hereof, Client maintain its business in accordance with its customary practices and otherwise to conduct its business in the ordinary course in the manner in which it has heretofore been conducted and to preserve its business relationships with customers, suppliers and content providers.

Section 6.2. Disclaimer. Except for the express warranties stated herein, the Advisory Services are provided on an “as is” basis and the receipt and use of the Advisory Services by Client and its affiliates is at their own risk. Advisor does not make, and hereby disclaims, any and all other warranties, whether express or implied (by operation of law or otherwise) including, without limitation, warranties of merchantability, fitness for a particular purpose, non-infringement and title, and any warranties arising from any course of dealing, usage, or trade practice.

ARTICLE VII

INDEMNIFICATION

Section 7.1. Indemnification

(a) The Client will indemnify and hold harmless Advisor, its directors, officers, employees, agents Operations Executives and Representatives (each such person, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and costs of enforcement), whether joint or several including any and all awards and/or judgments to which any Indemnified Party may become subject under the Securities Act of 1933 (the “33 Act”), the Securities Exchange Act of 1934 (the “34 Act”), or any other federal or state statute, any rule regulation or practice of any self-regulatory organization, whether at common law or otherwise (“Applicable Law”) (the “Liabilities”), insofar as said Liabilities arise out of or are based upon Client’s or its director’s, officer’s, employee’s or agent’s (collectively, the “Client Parties”) gross negligence or willful misconduct in connection with its obligations hereunder, or any untrue statement or alleged untrue statement of a material fact or omission of a material fact required to be stated or necessary to make the statement provided by a Client Party not misleading, which statement or omission was made in reliance upon information furnished in writing to an Indemnified Party by or on behalf of a Client Party., related to, arising out of or in connection with this Agreement or the Advisory Services contemplated by this Agreement or the engagement of Advisor pursuant to, and the performance by the Advisor of the Advisory Services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any Liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by or on behalf of the Client. The Client will reimburse any Indemnified Party for all reasonable costs and expenses (including attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Client will not be liable under the foregoing indemnification provision with respect to any particular Liability of an Indemnified Party solely to the extent that such is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted from the gross negligence, willful misconduct, any untrue statement or alleged untrue statement of a material fact or omission of a material fact required to be stated or necessary to make the statement provided by an Indemnified Party not misleading, of such Indemnified Party. Provided, however, the Client shall not be liable for any Liabilities pursuant to this provision to which it may become subject under Applicable Law, insofar as said Liabilities arise out of or are based upon an Indemnified Party’s noncompliance with Applicable Law not resulting from any act or omission of a Client Party.

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(b) Advisor shall indemnify and hold each Client Party against any and all Liabilities that arise out of or are based upon Advisor’ and Operating Executives’ gross negligence or willful misconduct in connection with its obligations hereunder, or any untrue statement or alleged untrue statement of a material fact or omission of a material fact required to be stated or necessary to make the statement provided by Advisor and Operating Executives not misleading, which statement or omission was made in reliance upon information furnished in writing to Client by or on behalf of Advisor and Operating Executives.

(c) Each Party shall give the other Party prompt notice of any such Liability subject to indemnification hereunder and the applicable indemnifying Party thereupon shall be granted the right to take any and all necessary and proper action, at its sole cost and expense, with respect to such Liability, including any and all proceedings or hearings before any regulatory bodies and/or authorities.

ARTICLE VIII

EXCLUSIONS AND LIMITATIONS OF LIABILITY

Section 8.1. Exclusions. Notwithstanding any other provision of this Agreement to the contrary, other than in respect of indemnification as provided in the Articles, neither Party shall be liable to the other (or to any of the other Party’s affiliates) for any indirect, consequential, incidental, exemplary or special losses or damages, punitive damages, lost profits, lost revenues or diminution in value including, but not limited to, loss of goodwill, even if such Party is advised or otherwise aware of the potential for such losses or damages, in connection with the performance of their respective obligations under this Agreement.

Section 8.2. Limitation on Damages. The liability of either Party for damages resulting from performance or non-performance under this Agreement, regardless of the form of action, and whether in contract, tort (including, without limitation, negligence), warranty, or other legal or equitable grounds, shall in no event exceed Two Hundred Thousand Dollars ($200,000). Notwithstanding the foregoing, this limitation shall not apply to (i) losses by either Party for death or bodily injury, (ii) damages suffered by a Party as a result of the gross negligence or willful misconduct of the other Party, (iii) any breach of confidentiality obligations contained in this Agreement, or (iv) in respect of the indemnification obligations set forth in articles above.

ARTICLE IX

MISCELLANEOUS

Section 9.1. No Waiver. Except to the extent otherwise specified in this Agreement, (a) no delay or failure on the part of a Party to exercise any right, power, or privilege under this Agreement shall operate or be construed to operate as any sort of waiver, release, or modification of such right, power or privilege, nor shall the exercise by a Party of any single right, power or privilege, or any portion thereof, operate or be construed to operate as any sort of release, waiver or modification of any other right, power or privilege, or the remaining portion thereof, and (b) the rights and remedies set forth in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.2. Severability. If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal, or unenforceable in whole or in part, and such determination becomes final, such provision or portion thereof shall be deemed to be severed or limited to the extent required to render the remaining provisions and portions of this Agreement valid, legal or enforceable, and the Agreement shall be enforced to give effect to the intention of the Parties to the maximum extent possible. The invalidity of unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision.

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Section 9.3. Applicable Law, Jurisdiction, and Waiver of Jury Trial. This Agreement is made under and shall be construed and interpreted in accordance with, and governed by, the internal laws of the State of California, without regard to the conflict of law principles thereof. With respect to any such actions or controversies, the Parties hereto hereby (a) irrevocably consent and submit to the sole exclusive jurisdiction of the United States District Court for the State of California, County of Los Angeles (b) irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of the venue of any such actions or controversies in any such courts or that any such any such actions or controversies which is brought in any such courts has been brought in an inconvenient forum. EACH OF THE PARTIES HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF A PARTY WITH RESPECT TO ANY MATTER RELATING TO OR ARISING OUT OF THE ENGAGEMENT OR THE PERFORMANCE OR NON-PERFORMANCE OF THE PARTIES HEREUNDER.

Section 9.4. Entire Agreement. Except as otherwise provided herein, this Agreement and any Exhibits and/or Schedules attached hereto or thereto contain the entire understanding of the Parties with respect to its subject matter, and supersedes and replaces any prior agreements, understandings or promises relating to the subject matter hereof and thereof.

Section 9.5. Amendment; Modification. No supplement, modification, termination, amendment or waiver of any provision of this Agreement shall be binding unless executed in writing by both Parties.

Section 9.6. Force Majeure. Neither Advisor nor Client shall be liable for any delay in performance or failure to perform any obligation under this Agreement to the extent such delay is due to causes beyond its control and is without its fault or negligence including, but not limited to, natural disasters, governmental regulations or orders, civil disturbance, war conditions, acts of terrorism or strikes, lock-outs or other labor disputes, disease pandemics, imposed economic shutdown measures or other health emergencies (a “Force Majeure Condition”). The performance of any obligation suspended due to a Force Majeure Condition will resume as soon as reasonably possible as and when such Force Majeure Condition subsides.

Section 9.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Notwithstanding the foregoing, neither Party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement, by operation of law or otherwise, to any person other than one of its direct or indirect affiliates without the written consent of the other Party, which consent shall not be unreasonably withheld, delayed, conditioned or denied. Any assignment or transfer to any affiliate shall not relieve the assigning or transferring Party of its obligations under this Agreement.

Section 9.8. Notices. All notices, requests, and other communications to any Party hereunder (“Notices”) shall be in writing (including e-mail or similar writing) and shall be given to such Party at its postal address or email address as set forth below, or such other address as such Party may hereinafter specify for the purpose of giving notice hereunder to the Party giving such Notice. Each such Notice shall be deemed delivered (i) if given by e-mail, when such e-mail is transmitted to the email address specified pursuant to this Section 9.8 to the extent no delivery failure message is thereafter received by the sender thereof, (ii) if given by U.S. mail, three (3) days after such Notice is deposited in the mail, certified mail, return receipt requested, postage prepaid, addressed as set forth below, (iii) if given by personal delivery, when personally delivered, (iv) if given by nationally recognized overnight courier, on the Business Day after such notice is delivered to such courier or (v) if given by any other means, when delivered, at the address as follows:

If to Client, to:

Michael Rubinov

President, Chief Executive Officer, Director

2501 Garfield Ave.

Department C

Parkersburg, WV 26101

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If to Advisor, to:

Pinnacle Consulting Services

Attention: Robert L. Hymers III

520 S Grand Ave

Suite 320

Los Angeles, CA 90071

Section 9.9. Third-Party Beneficiaries. Nothing in this Agreement, whether express or implied, confers upon any person, other than the Parties and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 9.10. Counterparts; Facsimile or Electronic Signature. This Agreement may be executed in two or more counterparts, any of which may be signed and exchanged by electronic means, and all of which together shall constitute one and the same agreement.

Section 9.11. No Strict Construction. This Agreement is the joint work product of Advisor and Client and has been negotiated by the Parties and their respective counsel and will be fairly interpreted in accordance with its terms. In the event of any ambiguity regarding the terms or intent of any provisions of this Agreement, this Agreement shall not be strictly construed against, and no inferences shall be drawn against, any Party by reason of the fact that such Party may have drafted such particular provision.

(End of Sections – Signature Page(s) Follow)

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Corporate Advisory Services Agreement to be executed by its duly authorized representative effective as of the date first above written.

FOR KRONOS ADVANCED TECHNOLOGIES, INC.

BY:  /s/ Michael Rubinov

MICHAEL RUBINOV, PRESIDENT AND CEO

FOR PINNACLE CONSULTING SERVICES, INC.

BY: /s/ Robert L. Hymers III

ROBERT L. HYMERS III, PRESIDENT

(end)

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